UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

Constar International Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-01982	13-1889304
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Crown Way Philadelphia, PA	19154-4599
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 552-3700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 6, 2010, the Company’s Board of Directors approved consolidating the Company’s plant operations by closing its Orlando, Florida and Kansas City, Kansas facilities, as well as taking salaried headcount reductions in its corporate ranks. In total, approximately 250 employees are affected by these actions.

In connection with the restructuring actions described above, the Company expects to incur total pre-tax restructuring charges of approximately $7 – $10 million with approximately $6 million expected to be recorded in the fourth quarter of 2010 and the remainder to be recorded over the next several subsequent quarters. The total charges include (i) an estimated $5 million related to contract termination costs, (ii) an estimated $1 million related to employee severance and other termination benefits, and (iii) an estimated $3 million of other associated costs. In addition to these estimated cash charges, the Company expects to record total accelerated depreciation and other non-cash charges of approximately $18 million with approximately $15 million recorded in the fourth quarter of 2010 and the remainder to be recorded in 2011. The majority of the restructuring actions are expected to be completed by the end of 2011. The Company is taking these actions in light of volume declines and, upon completing these actions, the Company estimates annual cost savings of approximately $22 million.

A copy of the press release relating to this announcement is furnished as Exhibit 99.1 hereto.

Cautionary Note Regarding Forward-Looking Statements

Item 2.05 of this Current Report contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of Constar and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of Constar to differ from expectations include whether Constar achieves expected savings from the consolidation; whether the severance, facility exit and other costs of the consolidation are in line with expectations; whether relationships with customers, suppliers and employees are affected; and the impact of the foregoing factors on Constar’s results of operations, financial position and liquidity. Other important factors are identified from time to time in Constar’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings made prior to, on or after today. Constar does not intend to review, revise, or update any particular forward-looking statements in light of future events.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors has reached an agreement with Ruth J. Mack to cancel the discretionary bonus of $250,000 awarded to her in September in recognition of her role as interim CEO. Instead, Ms. Mack will remain an employee on an interim basis from November through the end of 2010 to assist the Company with its restructuring efforts in return for a lump sum payment of $250,000. Ms. Mack will remain on the Board of Directors during this time.

In addition, the Board of Directors has approved an annual bonus plan. All employees selected by the Compensation and Benefits Committee of the Board of Directors (the “Committee”) are eligible to participate in the plan. Awards under the plan will be paid pursuant to the achievement of one or more of the performance or other goals set forth in the plan and established by the Committee for any particular calendar year. The Committee may also make discretionary awards under the plan. The maximum award payable to a participant for any calendar year may not exceed 100% of the participant’s base salary. Awards may be paid in cash, stock, or in such other forms as the Committee deems appropriate. However, no award may be paid in the form of equity unless the shares, options, or other type of equity are provided under a stockholder approved plan, such as the Constar International Inc. 2009 Equity Compensation Plan.

The Committee will, at its discretion and to the extent permitted by applicable law, have the authority to make retroactive reductions to an award paid to an executive officer under the plan where the payment was predicated, in part, upon the achievement of certain financial results that were subsequently the subject of a restatement by the Company; provided, however, that the amount of such reduction shall be no greater than the net after tax amount of such award actually received by the participant.

The forgoing description of the annual bonus plan does not purport to be complete and is qualified in its entirety by reference to the full text of the plan, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Annual Bonus Plan, effective October 6, 2010
99.1	Press Release of the Company, dated October 8, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2010	CONSTAR INTERNATIONAL INC.

	By:	/S/J. MARK BORSETH

Name: J. Mark Borseth
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Annual Bonus Plan, effective October 6, 2010
99.1	Press Release of the Company, dated October 8, 2010